UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or

15(d) of the Securities Exchange Act of 1934

March 30, 2005

Date of Report (Date of earliest event reported)

ATMOS ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

TEXAS AND VIRGINIA	1-10042	75-1743247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 THREE LINCOLN CENTRE, 5430 LBJ FREEWAY, DALLAS, TEXAS	75240
(Address of Principal Executive Offices)	(Zip Code)

(972) 934-9227

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2005, Atmos Energy Marketing, LLC (“AEM”), a Delaware limited liability company, which is wholly-owned by Atmos Energy Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Atmos Energy Corporation, entered into an Uncommitted Second Amended and Restated Credit Agreement (the “credit facility”), with and among Fortis Capital Corp., a Connecticut corporation, as a bank, issuing bank, administrative agent for the banks and collateral agent, BNP Paribas, as a bank, issuing bank and documentation agent for the banks, and a syndicate of five additional banks identified therein. The credit facility replaced AEM’s $250 million credit facility entered into on July 1, 2002 and amended on numerous occasions thereafter, primarily to extend the expiration date, the last of which was March 31, 2005. The credit facility will be used on an uncommitted and fully discretionary basis, to continue to provide loans to AEM and to continue to issue letters of credit for the account of AEM, primarily in order to provide working capital for its natural gas marketing business.

Borrowings made as revolving loans under the credit facility will bear interest at a floating rate equal to a base rate, defined as the higher of .50% per annum above the federal funds rate or the per annum rate of interest established by JP Morgan Chase Bank N.A. as its prime rate at the time of such borrowing plus an applicable margin, which is defined as .50% per annum. Based upon the current prime rate, revolving loans would bear interest at 6.25% per annum. Borrowings made as offshore rate loans will bear interest at a floating rate equal to an offshore rate, which is defined as a rate equal to LIBOR divided by the result of subtracting the Eurodollar reserve percentage (maximum reserve percentage as issued by the Federal Reserve Board of Governors with respect to Eurocurrency funding) from the number one, plus an applicable margin, which will range from 1.375% to 1.75% per annum, depending on the excess tangible net worth of AEM, as defined in the credit facility. Based upon the current LIBOR rate, offshore rate loans would bear interest at 4.37% per annum.

Fees assessed on letters of credit issued by the banks will equal to the greater of $700 or an applicable margin, which will range from 1.125% to 2.00% per annum, depending on the excess tangible net worth of AEM and whether the letters of credit are swap-related standby letters of credit. Based upon the current level of excess tangible net worth of AEM, fees for letters of credit that are not swap-related would be assessed at a rate of 1.25% per annum. With respect to other fees, upon the closing of the credit facility on March 30, 2005, AEM paid a structuring fee to BNP Paribas and Fortis in the total amount of $70,000 (50% to each bank) and a total of $510,500 in fees to the banks as a whole, based on each bank’s portion of the total uncommitted line of $250 million, ranging from .60% at $10 million to .28% at $75 million. AEM must also pay agent fees of $37,500 each quarter.

The credit facility will expire on June 30, 2006, at which time all outstanding amounts under the credit facility will be due and payable. The credit facility contains usual and customary covenants for transactions of this type, including covenants limiting liens, additional indebtedness and mergers. In addition, AEM will be required to not exceed a maximum ratio of total liabilities to tangible net worth of 5.00 to 1 or a maximum cumulative loss from March 30, 2005 ranging from $4 million to $10 million, along with maintaining minimum levels of net working capital ranging from $20 million to $50 million and tangible net worth ranging from $21 million to $51 million, as all such terms are defined in the credit facility, depending on the total amount of borrowing elected from time to time by AEM.

In the event of a default by AEM under the credit facility, including cross-defaults relating to specified other indebtedness of AEM having a principal amount of more than $250,000 in the aggregate, the administrative agent may, and shall upon the request of a certain minimum number of the banks, terminate the obligations of the banks to make loans or issue letters of credit under the credit facility, declare the amount outstanding, including all accrued interest and unpaid fees, payable immediately, and enforce any and all rights and interests created and existing under the credit facility documents, including, without limitation, all rights of set-off and all other rights available under the law.

With respect to the other parties to the credit facility, AEM has or may have had customary banking relationships based on the provision of a variety of financial services, including the purchase and sale of financial instruments traded on various commodity exchanges. These instruments include, but are not limited to, NYMEX futures and options contracts and over-the-counter natural gas hedges, none of which are material individually or in the aggregate with respect to any individual party. A copy of the credit facility is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit facility.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above is hereby incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Uncommitted Second Amended and Restated Credit Agreement, dated as of March 30, 2005, among Atmos Energy Marketing, LLC, Fortis Capital Corp., a Connecticut corporation, as a Bank, Issuing Bank, Administrative Agent for the Banks and Collateral Agent, BNP Paribas, a bank organized under the laws of France, as a Bank, Issuing Bank, and Documentation Agent and a syndicate of five additional Banks identified therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMOS ENERGY CORPORATION
(Registrant)

DATE: April 5, 2005	By:	/s/ LOUIS P. GREGORY
Louis P. Gregory
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Uncommitted Second Amended and Restated Credit Agreement, dated as of March 30, 2005, among Atmos Energy Marketing, LLC, Fortis Capital Corp., a Connecticut corporation, as a Bank, Issuing Bank, Administrative Agent for the Banks and Collateral Agent, BNP Paribas, a bank organized under the laws of France, as a Bank, Issuing Bank, and Documentation Agent and a syndicate of five additional Banks identified therein